                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4
                    Under the Securities Exchange Act of 1934

                            SUPER 8 MOTELS III, LTD.
                                (Name of Issuer)

         UNITS REPRESENTING ASSIGNMENTS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                            ------------------------
                                 (CUSIP Number)

                                 David I. Lesser
                           Everest Properties II, LLC
                     199 South Los Robles Avenue, Suite 440
                           Pasadena, California 91101
                                 (626) 585-5920
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 12, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement[ ]. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such Class.) (See Rule 13d-7).

Note:  Six  copies of  this  statement,   including  all  exhibits,  should   be
filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

----------------- -------------------------------------------------------------
CUSIP No.                                                   PAGE 2 OF 7  PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Everest Properties, LLC
                           Taxpayer ID No.: 95-4576844
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)   [ ]
                                                                      (b)   [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 SOURCE OF FUNDS
                            AF
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]1
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
6                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        7         SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH               280 Units
   REPORTING PERSON WITH
                             8         SHARED VOTING POWER


                             9         SOLE DISPOSITIVE POWER
                                         280 Units

                             10         SHARED DISPOSITIVE POWER

---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            280 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
                  SHARES                                                   [ ]2
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                            Approximately 4.7% (Based on 5,941 Units reported as outstanding as of June 30, 1997)
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
14                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT !
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

----------------- -------------------------------------------------------------
CUSIP No.                                                    PAGE 3 OF 7 PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Everest Properties II, LLC
                           Taxpayer ID No.: 95-4599059
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 SOURCE OF FUNDS
                            AF
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]4
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
6                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        7        SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH              405 Units
   REPORTING PERSON WITH
                             8        SHARED VOTING POWER


                             9        SOLE DISPOSITIVE POWER
                                        405 Units

                             10         SHARED DISPOSITIVE POWER

---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            405 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
                  SHARES                                                  [  ]5
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                            Approximately 6.8% (Based on 5,941 Units reported as outstanding as of June 30, 1997)
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
14                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT !
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

----------------- -------------------------------------------------------------
CUSIP No.                                                   PAGE 4 OF 7  PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Everest Lodging Investors, LLC
                           Taxpayer ID No.: 95-4619608
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 SOURCE OF FUNDS
                            AF
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]6
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
6                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        7         SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH               360 Units
   REPORTING PERSON WITH
                             8         SHARED VOTING POWER


                             9         SOLE DISPOSITIVE POWER
                                         360 Units

                             10         SHARED DISPOSITIVE POWER

---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            360 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
                  SHARES                                                   [ ]7
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                            Approximately 6.1% (Based on 5,941 Units reported as outstanding as of June 30, 1997)
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
14                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT !
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4
----------------- -------------------------------------------------------------
CUSIP No.                                                    PAGE 5 OF 7 PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Everest/Madison Investors, LLC
                           Taxpayer ID No.: 95-4575843
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 SOURCE OF FUNDS
                            AF
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]9
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
6                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        7        SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH              280 Units
   REPORTING PERSON WITH
                             8        SHARED VOTING POWER


                             9        SOLE DISPOSITIVE POWER
                                        280 Units
                             10       SHARED DISPOSITIVE POWER

---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            280 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
                  SHARES                                                  [ ]10
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                            Approximately 4.7% (Based on 5,941 Units reported as outstanding as of June 30, 1997)
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
14                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT !
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 4 amends the Schedule 13D filed with the Commission on April 30, 1997, as amended to the date hereof (the "Schedule 13D"). Capitalized terms used but not defined herein have the meanings given to them in the Schedule 13D. The following terms are amended as follows:

Item 4.   Purpose of Transaction

Item 4 is hereby amended to reflect that on or about December 12, 1997, certain of the parties filing this Statement entered into an Agreement with the Partnership and its general partner not to (i) commence any tender offers to acquire additional Units or (ii) solicit the proxies of limited partners of the Partnership, at any time prior to 5:00 p.m., January 16, 1998. Such persons concurrently agreed to a stay of further proceedings in litigation involving such persons pending in both California Superior Court and U.S. District Court for the Eastern District of California.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended to reflect that on or about December 12, 1997, certain of the parties filing this Statement entered into an Agreement with the Partnership and its general partner not to (i) commence any tender offers to acquire additional Units or (ii) solicit the proxies of limited partners of the Partnership, at any time prior to 5:00 p.m., January 16, 1998. Such persons concurrently agreed to a stay of further proceedings in litigation involving such persons pending in both California Superior Court and U.S. District Court for the Eastern District of California.

                                   SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 18, 1997



                         EVEREST/MADISON INVESTORS, LLC

                         By:      EVEREST PROPERTIES, LLC, Manager


                                  By:  /s/ W. ROBERT KOHORST
                                       --------------------------
                                       W. Robert Kohorst
                                       President


                         EVEREST LODGING INVESTORS, LLC

                         By:      EVEREST PROPERTIES II, LLC, Manager

                                   By:  /s/ W. ROBERT KOHORST
                                        --------------------------
                                        W. Robert Kohorst
                                        President


                         EVEREST PROPERTIES, LLC


                            By: /s/ W. ROBERT KOHORST
                              --------------------------
                                W. Robert Kohorst
                              President



                          EVEREST PARTNERS, LLC

                            By: /s/ W. ROBERT KOHORST
                              --------------------------
                                W. Robert Kohorst
                              President